Exhibit 99.1

[Physicians Formula, Inc. Letterhead]

March ___, 2012
[name]
[address]

Dear [name]:
Physicians Formula, Inc. (the “Company”) has decided to award you with the opportunity to receive a retention bonus (the “Retention Bonus”) which will be payable to you subject to the terms of this letter.
If a Change in Control (defined below) occurs, you will be entitled to receive a Retention Bonus in the amount and under the conditions set forth in Exhibit A to this letter if (a) you remain continuously employed by the Company or one of its affiliates through the six month anniversary of the date the Change in Control is completed (such six month anniversary, the “Anniversary Date”) or (b) your employment with the Company and its affiliates terminates without Cause after the Change in Control but prior to the Anniversary Date. In either case, the Retention Bonus, if any, will be payable to you after the Anniversary Date in accordance with the terms of this letter.
Notwithstanding any provision of this letter to the contrary, payment of the Retention Bonus is conditioned on: (a) your execution and delivery to the Company, and the expiration of all applicable statutory revocation periods, by the 60th day following the Anniversary Date, of a general release of claims against the Company and its affiliates in a form reasonably satisfactory to the Company (the “Release”); and (b) your continued compliance with the provisions of that certain [Protection of Trade Secrets, Nonsolicitation and Confidentiality Agreement, dated as of__________,] by and between the Company and you (the “Nonsolicitation and Confidentiality Agreement”).
The Retention Bonus, if any, will be paid in cash, in a single lump sum less applicable tax withholding, as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year, the Retention Bonus will not be paid to you until the second taxable year.
For purposes of this Agreement, “Cause” and “Change in Control” will have the meaning defined in [your employment agreement with Physicians Formula, Inc., as amended to date].
Anything to the contrary herein notwithstanding, if the Retention Bonus is deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the Retention Bonus is intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.
Anything in this letter notwithstanding, the Retention Bonus which may be provided to you under this letter and all other payments or benefits which are “parachute payments” (as defined in Section 280(G)(b)(2)(A) of the Code) payable to you under other arrangements or agreements (the “Total Payments”) shall be adjusted as set forth in this Section. If the Total Payments as a result of any Change in Control would (in the aggregate) result in an amount not being deductible under Code Section 280G or an excise tax under Section 4999, the Total Payments shall be reduced to the extent necessary so that the deductibility of the full amount of such reduced Total Payments is not limited by Code Section 280G or such Total Payment is not subject to an excise tax under Code Section 4999. Any such reduction in the preceding sentence shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (ii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.
You may not sell, assign, alienate, pledge or otherwise transfer any right under this letter. This letter will be construed in accordance with and governed by the laws of the State of California, without application of the principles of conflicts of laws. Obligations under this letter are unfunded; neither the Company nor its affiliates will establish any special or separate fund or segregate any assets to assure payment hereunder. This letter represents our entire agreement regarding the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understanding of every nature related thereto.
To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me. This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.
Sincerely,

PHYSICIANS FORMULA, INC.

By:     _____________________________

Name: _____________________________

Title: _____________________________

Acknowledged and agreed on this
___ day of March, 2012:

___________________________

[name]

Exhibit A

[For a Change in Control transaction with consideration per outstanding share of common stock of the Company of at least $[__], you will be eligible to receive a Retention Bonus equal to [ ].]

Final determinations on the amount of Retention Bonus payable to you pursuant to this letter will be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion.

For the avoidance of doubt, if the consideration received in connection with the Change in Control is less than $[__] per outstanding share of common stock of the Company, you will not be eligible to receive a Retention Bonus pursuant to this letter.